Exhibit 99.2

FIVE-YEAR SUMMARY

(In Thousands, Except for Per Share Amounts and Footnote Data)

Year Ended December 31	2013	2012	2011	2010	2009
Results of Operations
Net sales	$2,394,270	$2,519,154	$2,651,667	$2,170,500	$1,843,878
Costs and expenses	1,817,595	2,119,371	2,131,919	1,779,266	1,700,344
Operating profit	576,675	399,783	519,748	391,234	143,534
Interest and financing expenses	(31,559)	(32,800)	(37,574)	(25,533)	(24,584)
Other (expenses) income, net	(6,674)	1,229	357	2,788	(1,423)
Income from continuing operations before income taxes and equity in net income of unconsolidated investments	538,442	368,212	482,531	368,489	117,527
Income tax expense (benefit)	134,445	80,433	104,471	84,183	(21,364)
Income from continuing operations before equity in net income of unconsolidated investments	403,997	287,779	378,060	284,306	138,891
Equity in net income of unconsolidated investments (net of tax)	31,729	38,067	43,754	37,975	22,322
Income (loss) from continuing operations	435,726	325,846	421,814	322,281	161,213
Income (loss) from discontinued operations (net of tax)	4,108	4,281	(1,617)	7,136	8,812
Net income	439,834	330,127	420,197	329,417	170,025
Net income attributable to noncontrolling interests	(26,663)	(18,591)	(28,083)	(13,639)	(11,255)
Net income attributable to Albemarle Corporation	$413,171	$311,536	$392,114	$315,778	$158,770
Financial Position and Other Data
Total assets	$3,584,797	$3,437,291	$3,203,824	$3,068,081	$2,771,557
Operations:
Working capital	$1,046,552	$1,022,304	$954,442	$984,021	$678,823
Current ratio	3.40	3.66	3.38	3.70	2.92
Depreciation and amortization	$107,370	$99,020	$96,753	$95,578	$100,513
Capital expenditures	$155,346	$280,873	$190,574	$75,478	$100,786
Investments in joint ventures	$—	$—	$10,868	$1,333	$—
Acquisitions, net of cash acquired	$2,565	$3,360	$13,164	$11,978	$4,017
Research and development expenses	$82,246	$78,919	$77,083	$58,394	$60,918
Gross profit as a % of net sales	35.5	35.7	35.9	33.5	24.8
Total long-term debt	$1,078,864	$699,288	$763,673	$860,910	$812,713
Total equity(a)	$1,742,776	$1,932,008	$1,678,827	$1,475,746	$1,253,318
Total long-term debt as a % of total capitalization	38.2	26.6	31.3	36.8	39.3
Net debt as a % of total capitalization(b)	25.2	9.6	13.9	17.1	27.6
Common Stock
Basic earnings per share
Continuing operations	$4.88	$3.44	$4.35	$3.38	$1.64
Discontinued operations	$0.05	$0.05	$(0.02)	$0.08	$0.09

Shares used to compute basic earnings per share	83,839	89,189	90,522	91,393	91,512
Diluted earnings per share
Continuing operations	$4.85	$3.42	$4.30	$3.35	$1.63
Discontinued operations	$0.05	$0.05	$(0.02)	$0.08	$0.09
Shares used to compute diluted earnings per share	84,322	89,884	91,522	92,184	92,046
Cash dividends declared per share	$0.96	$0.80	$0.67	$0.56	$0.50
Total equity per share(a)	$21.77	$21.73	$18.90	$16.11	$13.70
Return on average total equity	22.5%	17.3%	24.9%	23.1%	13.4%
Footnotes:

(a)	Equity reflects the repurchase of common shares amounting to: 2013—9,198,056; 2012—1,092,767; 2011—3,000,000; 2010—400,356 and 2009—174,900.

(b)
We define net debt as total debt plus the portion of outstanding joint venture indebtedness guaranteed by us (or less the portion of outstanding joint venture indebtedness consolidated but not guaranteed by us), less cash and cash equivalents.